SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Maryann Bruce

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

ASA GOLD AND PRECIOUS METALS LIMITED

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

April 29, 2025

NOTICE IS HEREBY GIVEN that a Special General Meeting of Shareholders (the “Special Meeting”) of ASA Gold and Precious Metals Limited (the “Company”) will be conducted via live webcast on June 13, 2025, at 11 a.m., Eastern Time, at www.virtualmeetingportal.com/ASA/2025, for the purpose of considering and acting upon the following business:

1.	To increase the size of the Board of Directors of the Company from four to five members (Proposal 1); and

2.	Subject to the passing of Proposal 1, to appoint Maryann Bruce as a director of the Company with immediate effect.

Section 74(1) of the Bermuda Companies Act 1981 (the “Companies Act”) requires the Board of Directors of a Bermuda company to convene a special general meeting of shareholders when requisitioned to do so by shareholders owning 10% or more of the company’s stock in record name. Funds advised by Saba Capital Management, LP (collectively “Saba”) deposited a requisition with the Company on April 7, 2025 pursuant to such statute.

Section 74(3) of the Companies Act provides that if the Board of Directors does not convene a requisitioned special general meeting within 21 days of the date of deposit of such requisition, the requisitionists may themselves convene and hold the meeting.

As the Board of Directors did not convene the special general meeting within 21 days of Saba's deposit of the requisition, Saba is convening the Special Meeting and is providing this notice of the Special Meeting.

The record date for the determination of the shareholders of the Company entitled to receive notice of, and to vote at, the Special Meeting, including any adjournment or postponement thereof, is May 12, 2025.

Saba recommends that its fellow shareholders vote FOR each of the proposals.

By order of the requisitionists,

_____________________

Michael D’Angelo, Chief Operating Officer and General Counsel of Saba Capital Management, L.P., on behalf of the Saba requisitionists